Exhibit 99.1

Bio-Path Holdings Forms Scientific Advisory Board to Support Advancement of Liposomal Grb-2 in Blood Cancers

Jorge Cortes, M.D. of MD Anderson Cancer Center and Amy P. Sing, M.D.

named inaugural members

HOUSTON—August 31, 2015—Bio-Path Holdings, Inc., (NASDAQ: BPTH) (Bio-Path), a biotechnology company developing a liposomal delivery technology for nucleic acid cancer drugs, today announced the formation of its inaugural Scientific Advisory Board comprised of leading oncology experts. Jorge Cortes, M.D., renowned leukemia expert from The University of Texas MD Anderson Cancer Center, will join as Chairman, where he will provide clinical and scientific guidance, and work with Bio-Path to identify and attract additional oncology thought leaders to join the Company’s growing Scientific Advisory Board. Amy P. Sing, M.D., a member of Bio-Path’s board of directors and Senior Director of Medical Affairs at Genomic Health, Inc., will also join as a founding member.

“We are honored to have attracted such esteemed oncology experts to join our Scientific Advisory Board,” said Peter Nielsen, President and Chief Executive Officer of Bio-Path. “The creation of this board is a testament to the level of confidence in Bio-Path’s pipeline of nucleic acid therapies and lipid-based delivery technology. Dr. Sing and Dr. Cortes’ vast expertise in oncology and the treatment of blood cancers will be invaluable as Bio-Path continues clinical development of our lead candidate, Liposomal Grb-2. We look forward to benefitting from their contributions and expanding our board in the future.”

Dr. Cortes joins Bio-Path’s Scientific Advisory Board as a well-established expert in oncology and hematology. He currently holds several positions at The University of Texas MD Anderson Cancer Center, including Jane and John Justin Distinguished Chair in Leukemia Research, Chief of the AML (acute myeloid leukemia) and CML (chronic myelogenous leukemia) sections, and Deputy Chair of the Department of Leukemia.

Over the course of his 25-year career specializing in leukemia research, Dr. Cortes has held several prestigious academic appointments at the University of Texas, including associate professor in the Department of Leukemia at the Graduate School of Biomedical Sciences and Chair of the CML section at the MD Anderson Cancer Center.

Dr. Cortes has also lent his experience as a consultant to leading pharmaceutical companies such as AstraZeneca on the development of prenyltransferase inhibitors, GlaxoSmithKline on the use of topotecan in MDS (myelodysplastic syndromes) and CMML (chronic myelomonocytic leukemia), and Rhône-Poulenc Rorer on the use of PEG-Asparaginase in adult ALL (acute lymphoblastic leukemia).

Dr. Cortes earned his M.D. from la Facultad de Medicina, Universidad Nacional Autónoma de México and a B.S. from el Centro Universitario México. He currently serves on the National CML Society’s Medical Advisory Board, as well as on numerous other executive committees and scientific advisory boards for organizations such as the Leukemia & Lymphoma Society and the International CML Foundation.

“As a hematologist and clinical researcher, I have dedicated my career to improving cancer outcomes and discovering better therapies for blood cancers such as AML and CML,” said Dr. Cortes. “I have the utmost confidence in Bio-Path’s executive leadership and its novel liposomal Grb-2. I look forward to helping guide the Company as it makes meaningful strides in developing and strengthening its pipeline of products using liposomal delivery technology.”

Dr. Sing joins the Scientific Advisory Board as a member of Bio-Path’s board of directors, where she has served since November 2014. She is the Senior Director of Medical Affairs at Genomic Health, Inc., a global health company focused on improving the quality of cancer treatment through a genomic-based approach. Dr. Sing has more than 20 years of experience working in the oncology space in various roles. Earlier in her career, she served as Senior Medical Director at Genentech, Inc., where she played an integral role in the Avastin™ program. Earlier, Dr. Sing served as the Senior Director of Medical and Regulatory Affairs at Seattle Genetics, at which she managed clinical programs for the company’s various antibody drug conjugates for the treatment of cancers.

Dr. Sing earned an M.D. from the Stanford University School of Medicine, and conducted research at notable medical institutes, including the Dana Farber Cancer Institutes and Fred Hutchinson Cancer Research Center. She also holds a B.A. from Amherst College.

“Bio-Path has a unique and potentially best-in-class approach to treating cancer,” said Dr. Sing. “I am honored to join the Scientific Advisory Board and am eager to lend my expertise as the Company continues its mission.”

About Bio-Path Holdings, Inc.

Bio-Path is a biotechnology company focused on developing therapeutic products utilizing its proprietary liposomal delivery technology designed to systemically distribute nucleic acid drugs throughout the human body with a simple intravenous transfusion. Bio-Path’s lead product candidate, Liposomal Grb-2, is in a Phase 2 study for blood cancers and in preclinical studies for triple negative and inflammatory breast cancers. Bio-Path’s second drug candidate, also a liposomal antisense drug, is ready for the clinic where it will be evaluated in lymphoma and solid tumors.

For more information, please visit the Company's website at http://www.biopathholdings.com.

Contact Information:

Investors

Kara Andress

Investor Relations

Bio-Path Holdings, Inc.

832-742-1357

Steve Silver

Rx Communications Group, LLC

917-322-2569

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Tony Plohoros

6 Degrees

908-591-2839

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